Exhibit 5


                             February 4, 1998


Rock of Ages Corporation
772 Graniteville Road
Graniteville, Vermont  05654

                Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

             We have acted as special counsel to Rock of Ages Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Regis-tration Statement"), for the purpose of registering with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the "Act"), shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and shares of Class B Common Stock, par value $.01 per share (together with the Class A Common Stock, the "Shares"), of the Company issuable upon the exercise of options granted under the Company's Amended and Restated 1994 Stock Plan (the "Plan").

            This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

            In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Amended and Restated Certificate of Incorporation and By-Laws of the Company, each as currently in effect, (iv) specimen certificates representing the Shares and (v) certain resolutions adopted by the Board of Directors of the Company relating to the approval and adoption of the Plan, the issuance of the Shares and certain related matters. We have also examined such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

            We have also assumed that each award agreement setting forth the terms of each grant of options or other award under the Plan (each, an "Award Agreement") will be consistent with the Plan and will be duly authorized and validly executed and delivered by the parties thereto and that the consideration received by the Company for the Shares delivered pursuant to such option exercise or other award under the Plan will be in an amount at least equal to the par value of such Shares.

            The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

            Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares have been paid for and certificates therefor have been issued and delivered pursuant to an award duly granted under the Plan, upon the exercise of options or otherwise, in each case in accordance with the terms of the Plan and the applicable Award Agreement, such Shares will be validly issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations promulgated thereunder.


                            Very truly yours,

                        /s/ Skadden, Arps, Slate, Meagher & Flom LLP